Exhibit 10.10

                                 CRIIMI MAE Inc.
                              11200 Rockville Pike
                               Rockville, MD 20852




Mark R. Jarrell
2 Sound Bay Drive
Lloyd Neck, NY 11743

August 11, 2003

Dear Mark:

     On behalf of CRIIMI MAE Inc. (the "Company") and subject to your approval as President and Chief Operating Officer of the Company by the Board of Directors of the Company (the "Board") and the approval of the equity awards contemplated hereunder by the Compensation Committee of the Board (the "Committee"), which approvals will be obtained, if they are obtained, by no later than August 13, we are delighted to offer you ("you") the position of President and Chief Operating Officer of the Company, in accordance with and pursuant to the following terms and conditions of this letter (the "Agreement"):


Provision                              Agreement

1. Effective Date                      September 15, 2003, or such earlier or
                                       later date as the parties may otherwise
                                       agree (the "Effective Date").

2. Term Your employment and the term of your employment (the "Term") shall commence on the Effective Date and shall have no specific time period and you shall be an "at will" employee of the Company such that the Company or you may terminate your employment with the Company at any time and for any reason (or no reason). Upon your termination, if requested by the Board, you shall resign all other officerships and directorships you hold with the Company and its affiliates.

                                       After the date first written above and
                                       prior to the Effective Date, the Company may not terminate this Agreement and may not stop the commencement of your employment unless, assuming you were employed during that period, the Company would have Cause (as defined below) to terminate your employment or you are unable to commence employment on the Effective Date for any reason.

3. Position, Reports and Duties        During the Term, you shall serve as the
                                       President and Chief Operating Officer of the Company and shall report to the Chief
                                       Executive Officer of the Company (the
                                       "CEO") and the Board. You shall have
                                       those powers and duties normally
                                       associated with the positions of
                                       President & COO of entities comparable to the Company and such other powers and duties as may be prescribed by the CEO and/or Board. You shall devote all of your working time, attention and energies to the performance of your duties for the Company.

4. Base Salary                         During the Term, you shall be paid a base
                                       salary of $400,000 annually, subject to
                                       annual increase (but not decrease) by the Company, to be paid in accordance with the Company's payroll practices ("Base
                                       Salary").


5. Annual Bonus Target                 Commencing on January 1, 2004 and each
                                       calendar year thereafter during the Term, you shall be eligible for an annual bonus upon the achievement of objective financial goals established by the
                                       Company (the "Annual Bonus") prior to the start of each calendar year during the Term. The Company shall establish the target amount of the Annual Bonus for which you are eligible prior to the start of each calendar year during the Term.

                                       For the remainder of the 2003 calendar
                                       year, the Company shall establish your
                                       target Annual Bonus and the financials
                                       goals as soon as administratively
                                       feasible following the Effective Date.

                                       Your guaranteed minimum Annual Bonus for 2003 shall be $100,000 and for each of 2004, 2005 and 2006, your guaranteed minimum Annual Bonus shall be $200,000.

                                       Any such Annual Bonus earned during a
                                       calendar year shall be paid at such time as the Company customarily pays annual bonuses, but you shall receive the entirety of the Annual Bonus to which you are entitled if you are employed with the Company as of December 31of such calendar year.

                                       If your employment is terminated (i) by
                                       the Company for any reason other than
                                       Cause or (ii) due to your death or
                                       permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), during either of the 2003 or 2004 calendar years, you shall be paid your guaranteed minimum Annual Bonus for each of 2003 and 2004, to the extent not already paid (e.g., if you die or are terminated without Cause during the 2003 calendar year, your estate or you will be paid $300,000 and if you die or are terminated without Cause during 2004, your estate or you will be paid $200,000). If your employment should terminate pursuant to clause (ii) above during either of the 2005 or 2006 calendar years, the Company shall pay you your guaranteed minimum Annual Bonus for the year of termination (e.g., if you die during 2005, your estate will be paid $200,000). If your employment is terminated pursuant to clause (i) above, during either of the 2005 or 2006 calendar years, you shall be paid a pro-rated portion of your guaranteed minimum Annual Bonus for the year of termination based on the number of days you worked in 2005 or 2006, as the case may be, divided by 365 (e.g., if you are terminated without Cause by the Company on April 30, 2005, you shall be paid a pro-rated portion of the guaranteed minimum Annual Bonus that would have been paid for the year of termination equal to [[$200,000 X [120/365]] or $65,753.42] and no portion of the guaranteed minimum Annual Bonus
                                       that would have been paid on December 31,
                                       2006).

                                       If your employment should be terminated
                                       by you or by the Company for Cause during any calendar year, no Annual Bonus, including a guaranteed minimum Annual Bonus, will be paid for such calendar year or any future calendar year.


6. Stock Bonus                         On the Effective Date, or as soon as
                                       feasible thereafter, you shall be granted a restricted stock award of common stock, $.01 par value per share, of the Company
                                       ("Common Stock") in an amount of whole
                                       shares (fractional shares to be
                                       rounded-up or down to the nearest whole
                                       share) equal to $666,666.67 divided by
                                       the closing price of the Common Stock on the day before the Company publicly announces your employment with the
                                       Company.  The restricted stock award
                                       shall be granted under the terms of the
                                       Company's stock incentive plan
                                       substantially in the form attached hereto as Exhibit A.

                                       If your employment is terminated (i) by
                                       the Company for any reason other than
                                       Cause or (ii) due to your death or
                                       permanent and total disability within the meaning of the Section 22(e)(3) of the Code, during either of the 2003 or 2004 calendar years, all restrictions on the restricted stock award shall be lifted, as further set forth in Exhibit A.

                                       Provided you are still then employed, on each of December 31, 2005 and 2006, you shall be granted a stock award in a minimum amount of whole shares (fractional shares to be settled in cash) equal to $500,000 divided by the closing price of the

                                       Common Stock on the date of grant.

                                       If your employment is terminated at any
                                       time during the 2005 calendar year or
                                       2006 calendar year due to your death or
                                       permanent and total disability within the meaning of Section 22(e)(3) of the Code, then you shall be paid your entire stock bonus for the year of termination (e.g., if you die in 2005, you shall be paid the stock bonus that would have been paid on December 31, 2005, but you shall not be paid the stock bonus that would have been paid on December 31, 2006).

                                       If your employment is terminated by the
                                       Company without Cause during either of
                                       the 2005 or 2006 calendar years, you
                                       shall be paid a pro-rated portion of your stock bonus for the year of termination based on the number of days you worked in 2005 or 2006, as the case may be, divided by 365 (e.g., if you are terminated without Cause by the Company on April 30, 2005, you shall be paid a pro-rated portion of the stock bonus that would have been paid on December 31, 2005 equal to [[$500,000 X [120/365]] or
                                       $164,383.55] and no portion of the stock bonus that would have been paid on December 31, 2006).

                                       If your employment should be terminated
                                       by you or by the Company for Cause during 2005 or 2006 (or at any time prior thereto), no portion of the unpaid stock bonus for 2005 or 2006, as the case may be, will be paid.

                                       For purposes of this Agreement, the
                                       Company shall have "Cause" to terminate
                                       your employment upon your (i) conviction of, or plea of guilty or nolo contendere to, a felony; or (ii) material breach of the Agreement which is not cured, if curable, within ten (10) days following the Company's written notice to you of the event giving rise to such breach; or
                                       (iii) willful misconduct that is
                                       materially injurious to the Company; or
                                       (iv) habitual drug or alcohol use which
                                       materially impairs his ability to perform his duties for the Company; or (v) engaging in fraud, embezzlement or any other illegal conduct with respect to the Company or any of its subsidiaries which is materially injurious to the Company.

7. Employee Benefits                   During the Term, you shall be eligible to
                                       participate in all of the Company's
                                       benefit plans, in accordance with their
                                       terms, at a level equal to or greater
                                       than that made available to all other
                                       executives or employees of the Company
                                       generally, except the Chief Executive
                                       Officer.

8. Termination                         Except as provided in Sections 5 and 6 of
                                       this Agreement, upon your termination of employment for any reason, you shall be paid any earned, but yet unpaid Base
                                       Salary through the date of termination
                                       and you shall not receive any other
                                       payments or benefits from the Company
                                       except as otherwise required by
                                       (i) applicable law; (ii) the terms and
                                       conditions of any Company employee
                                       benefit or compensation plans; or
                                       (iii) any other Company policy or
                                       practice (e.g., officer indemnification).


9. Governing Law                       This Agreement is governed  by, and is to
                                       be construed and enforced in accordance
                                       with, the laws of the State of Maryland
                                       without regard to principles of conflicts of laws.

10. Miscellaneous                      (a) Counterparts.  This Agreement may be
                                       executed in two or more-counterparts,
                                       each of which shall be deemed to be an
                                       original but all of which together will
                                       constitute one and the same instrument.

                                       (b) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the Effective Date.

                                       (c) Section Headings. The section
                                       headings in this Agreement are for
                                       convenience of reference only, and they
                                       form no part of this Agreement and shall not affect its interpretation.

                                       (d) Withholding. All payments hereunder
                                       shall be subject to any required
                                       withholding of Federal, state and local
                                       taxes pursuant to any applicable law or
                                       regulation.

11. D&O Insurance                      During the Term, you shall be covered by
                                       any directors and officers insurance the Company maintains from time to time by the Company for its directors and officers. In addition, you shall be entitled throughout the Term in your capacity as an officer and/or director of the Company the benefit of the indemnification provisions contained in the Certificate of Incorporation and/or
                                       By-laws of the Company as in effect from time to time, to the extent not prohibited by applicable law at the time of the assertion of any liability against you.

12. Resignation                        Upon the Board's approval of your
                                       appointment as President and Chief
                                       Operating Officer and with effect
                                       immediately thereafter, you hereby resign as a member of the Board and Committee and agree to sign or execute any documents the Company deems necessary to evidence such resignation.

                                       * * * * *

     If you are in agreement with the terms and conditions of this Agreement, please execute and date both copies and return one to me at the address set forth above.

                                        Sincerely,



                                        /s/Barry S. Blattman
                                        -----------------------------
                                        Barry S. Blattman


Accepted and agreed to:


/s/Mark R. Jarrell                      August 11, 2003
------------------------------          ---------------
Mark Jarrell                            Date